EXHIBIT 10.17
              THE MINISTER OF ENERGY FOR NEW ZEALAND
            FLETCHER CHALLENGE ENERGY TARANAKI LIMITED
             (FORMERLY PETROCORP EXPLORATION LIMITED)
               SOUTHERN PETROLEUM (OHANGA) LIMITED
                     PETROLEUM RESOURCES LTD.
             AUSTRALIA AND NEW ZEALAND PETROLEUM LTD
                 MINORA ENERGY (NEW ZEALAND) LTD

           DEED OF ASSIGNMENT AND ASSUMPTION PPL 38706

RECITALS                                               1
AGREEMENT                                              1
1    INTERPRETATION                                    1
     1.1  Definitions                                  1
     1.2  Rules of Interpretation                      2
2    ASSIGNMENT                                        3
     2.1  Assignment                                   3
     2.2  Effective Date of Assignment                 3
     2.3  Precedence Over JVOA                         3
     2.4  Allocation of Minister Intent                3
     2.5  Percentage Interests as From Effective Date  3
3.   ASSUMPTION                                        3
     3.1  Assumption of Obligation                     3
     3.2  Release                                      3
4    INDEMNITY                                         4
     4.1  JVOA Indemnity                               4
     4.2  General Indemnity                            4
5    AGREEMENT TO VARY LICENCE                         4
     5.1  Agreement to Vary Licence                    4
6    CONFIRMATION OF JVOA                              4
     6.1  Deed Confirmed                               4
7    CONSENT OF MINISTER                               4
     7.1  Consent of Minister                          4
SCHEDULE 1                                             5
APPENDIX A                                             6
APPENDIX B                                             9
EXECUTION                                              32

DEED dated 23rd December 1996

PARTIES

     1    THE MINISTER OF ENERGY FOR NEW ZEALAND acting on behalf
of HER MAJESTY THE QUEEN in right of New Zealand and acting under his power contained in the Act (the "Minister")

     2    FLETCHER CHALLENGE ENERGY TARANAKI LIMITED (previously
known as PETROCORP EXPLORATION LIMITED) SOUTHERN PETROLEUM (OHANGA) LIMITED PETROLEUM RESOURCES LIMITED AUSTRALIA AND NEW ZEALAND PETROLEUM LTD. and MINORA ENERGY (NEW ZEALAND) LTD. (the "Remaining Parties")

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RECITALS

     A. The Minister is the holder of an undivided Interest in Licence PPL 38706. Under the terms of the licence the Minister's
Interest carries no obligation to contribute to costs or meet liabilities or royalties on petroleum production.

     B. The Minister and the Remaining Parties are parties to a Joint Venture Operating Agreement dated 2 September 1993 (the "JVOA") for exploration and development of discoveries of petroleum under the Licence. The JVOA provides that the Minster has no obligation to contribute to costs or meet liabilities and royalty on petroleum production.

     C. The Minister wishes to assign to the Remaining Parties, and the Remaining Parties wish to receive from the Minister, the Minister's Interest in the Licence and under the JVOA.

     D. The Minister and the Remaining Parties have also agreed that the conditions of the Licence providing for the basis for calculation of royalties and the rate of that royalty under the Licence shall be amended as provided for in this Deed.

AGREEMENT

1    INTERPRETATION

1.1 Definitions: For the purpose of this Deed the following terms sahll have the following meanings, unless the context otherwise required:

Act means the Petroleum Act 1937 or the Crown Minerals Act 1991 as applicable.

Deed means this Deed and includes all recitals, schedules and appendices.

Effective Date means the date of the Minister's consent pursuant to clause 7.1

Interest means in respect of each party the individual participating interest held by it in the Licence and under any JVOA or any other agreement which defined the Party's respective rights, interests and obligations in relation to the Licence.
Licence means PPL 39706.

1.2 Rules of Interpretation: In this Deed, unless the context otherwise requires:

(a) Headings: Clause headings and other headings are for ease of reference only and shall be deemed not to form any part of this Deed or to affect the construction of this Deed;

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(b) Plural and Singular: Words importing the singular number shall include the plural and vice versa;

(c) Parties: References to parties are references to the Minister and the Remaining Parties;

(d) Persons: References to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organizations, trusts, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality;

(e) Clauses, Schedules, Appendices etc.: References to Clauses,
Schedules and Appendices are references to Clauses, Schedules and Appendices of this Deed;

(f) Obligations: Any obligation not to do something shall be deemed to include an obligation not to suffer, permit or cause that thing to be done. An obligation to do something shall be deemed to include and obligation to cause that thing to be done.

(g) Statutes and Regulations: References to a statute include references to regulations, orders, notices or codes of practice made under or pursuant to such statute, or regulations made under the statute, and references to a statute and regulation include references to all amendments to that statute of regulation (whether by subsequent statute or otherwise) and references to a statute or regulation passed in substitution for that statute or regulation.

2    ASSIGNMENT

2.1  Assignment: The Minister hereby assigns to the Remaining
Parties, and the Remaining Parties accept upon the terms set out in this Deed, all of the Minister's right, title and interest in his Interest.

2.2  Effective Date of Assignment: The assignment of the
Minister's Interest shall take effect from and on the Effective
Date.

2.3 Precedence Over JVOA: For the avoidance of doubt, the Parties acknowledge and agree that Clauses 2.1 and 2.2 shall be, in relation only to the Minister's assignment of its Interest, in place of and shall have precedence over any articles or clauses in any JVOA or other agreement which defines the Parties' respective rights, interests and obligations in relation to the Licence and which set out any particular method of withdrawal from the Licence or are in any other way inconsistent with this Deed.


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2.4  Allocation of Minister Interest: The Minister's Interest
shall be assigned to the Remaining Parties in the proportion in which their respective Interests prior to the Effective Date bear to the total of their Interests as at that date.

2.5 Percentage Interests as from the Effective Date: The Remaining Parties and the Minister acknowledge and agree that on and from the Effective Date, their respective interests in the Licence and any JVOA or other agreement which defined their respective rights, interests and obligations in relation to the Licence shall be as set out in Schedule 1 of this Deed.

3.   ASSUMPTION

3.1 Assumption of Obligations: With effect from the Effective Date, each of the Remaining Parties to the extent of the Interest in the Licence assigned and conveyed to them by the Minister under this Deed, hereby undertakes to observe, perform, discharge and be bound by all the covenants, conditions, liabilities and obligations of the Minister arising under the Licence or under any JVOA or other agreement which defines the Parties' respective rights, interests and obligations in relation to the Licence, and whether actual, accrued, contingent or otherwise and whether incurred prior to, on or after the Effective Date.

3.2 Release: With effect from the Effective Date, each of the Remaining Parties agrees and confirms that the Minister shall be released and discharged from all obligations and responsibilities under the Licence and any JVOA or other agreement which defines the Parties respective right, interests and obligations in relation to the Licence.

4    INDEMNITY

4.1 JVOA Indemnity: The Parties acknowledge that under the JVOA, the Minister is indemnified from all actions, claims, demands and proceedings arising out of or in connection with the Licence or any operations conducted under the JVOA.

4.2 General Indemnity: The Parties hereby acknowledge and confirm that the Minister shall be and continue to be indemnified in perpetuity from, and shall have no liability in respect of, any actions, claims, demands and proceedings that may arise out of or in connection with the Licence, any JVOA or other agreement which defines their respective rights, interests and obligations in relation to the Licence (whether arising out of any action or omission whether before or after the Effective Date).






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5    AGREEMENT TO VARY LICENCE

5.1 Agreement to Vary Licence: The Minister and the Remaining Parties hereby agree pursuant to section 18(2) of the Petroleum Act 1937 that the conditions of the Licence providing the basis for calculation of royalties and the rate of that royalty under the Licence shall be amended as follows:

(a) condition 3 of the Second Schedule of the Licence shall be amended; and

(b) a new Third Schedule which sets out the new terms and conditions of the basis of payment to royalty to the Minister shall be included in the conditions to the Licence; and

(c) the amended Second Schedule and the new Third Schedule are appended to this Deed and Appendix A and Appendix B.

6    CONFIRMATION OF JVOA

6.1 Deed Confirmed: This Deed shall be read with the JVOA, and the Parties hereby confirm that all rights and obligations under the JVOA remain in full force and on the Parties to this Deed without variation except as set out in this Deed.

7    CONSENT OF MINISTER

7.1 Consent of Minister: This Deed is subject to and conditional upon the consent of the Minister of Energy being given to this Deed in accordance with the provisions of section 23 of the Petroleum Act 1937.

                           SCHEDULE 1

Party                              Percentage Interests
                                   (expressed as a percentage)

The Minister                                 00.00
Fletcher Challenge Energy Taranaki Limited   29.784650
Southern Petroleum (Ohanga) Limited          29.784650
Petroleum Resources Limited                  20.430070
Australia and New Zealand Petroleum Ltd.     15.000000
Minora Energy (New Zealand) Ltd.              5.000000

                           APPENDIX A
                           PPL 38706
                        SECOND SCHEDULE

1.   The licencees shall carry out the following work program:

     a    Prior to 1 August 1994


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          i    complete technical evaluation of the licence area;
and
     either make a firm commitment by notice in writing to the Secretary of Commerce to complete the work programme detailed in (a)(ii) below;

or
     surrender the licence.
          ii acquire, process and interpret 25 kilometres of 2D seismic, or 3D seismic of equivalent value;

or
     drill one exploration well to an approved Miocene target unless geological or engineering constraints encountered whilst drilling make this unreasonable.

     b    Prior to 1 October 1995

     i if a commitment to seismic was made under (a) above, then complete this seismic programme; and

either
     make a firm commitment by notice in writing to the Secretary of Commerce to drill an exploration well to an approved
     Miocene target prior to 1 August 1996

or
     surrender the licence.

     ii if well drilling was committed to under (a) above, then complete the drilling and assessment of this well; and

     either\submit to the Secretary of Commerce, for the approval of the Minister of Energy, a work programme fro the remainder of the licence term;

or
     surrender the licence.
c    Prior to 1 August 1996
     i if well drilling was committed to under (b)(i) above, then complete drilling and assessment of this well; and

either
     submit to the Secretary of Commerce, for the approval of the Minister of Energy, a work programme fro the remainder of the licence terms;
or
     surrender the licence.

2    An annual fee is to be paid under sections 9 and 47M(1)(f)
of the Petroleum Act 1937 and Amendment One of the Petroleum
Regulations 1978.

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3    The Licencees shall pay to the Secretary of Commerce a
royalty on any petroleum produced under this licence or any mining licence produced from this prospecting licence and granted in accordance with section 11 of the Petroleum Act 1937. The royalty shall be calculated in accordance with the attached Third Schedule.

4    The Minister of Energy, or any other person authorized by
him to act on behalf of the Crown, shall immediately on the grant of this prospecting licence acquire and shall be deemed to (1) have acquired an interest of 11 percent in the licence and (2) be a holder of the licence to the extent of the interest. The interest shall be held on the following terms and conditions:

     a    the interest is and undivided 11 percent interest in
          the licence;
     b the interest is participating and carries no obligation to contribute to any costs or meet any liabilities associated with holding an interest in the licence subject to section 21 of the Petroleum Act 1937;
     c the interest shall continue for the term of the licence and any extensions thereof granted pursuant to section 6(4) of the Petroleum Act 1937;
     d the interest may be sold or otherwise dealt with (in which case the rights of the Minister of Energy, or any other person authorized by him to act on behalf of the Crown, as holder of the interest contained in (e) below shall run with the interest);
     e if this licence or part of this licence is surrendered and exchanged for a mining licence pursuant to section 11 of the petroleum Act 1937, the Minister of energy and any other person authorised by him to act on behalf of the Crown as holder of the interest shall be entitled to participate in the mining of petroleum under that mining licence on the following terms and dn conditions:
          i    the interest shall be an undivided 11 percent
               interest in the mining licence;
          ii   the interest will be participating and will carry
               an obligation to contribute all costs and
               liabilities associated with holding an interest in
               the mining licence but only to the extent of that
               interest;
          iii  the interest will continue for the term of the
               mining licence and any extensions thereof granted
               pursuant to section 13(3)(c) of the Petroleum Act
               1937; and
          iv   the interest may be sold or otherwise dealt with.

                            APPENDIX B

            PETROLEUM PROSPECTING LICENCE (PPL) 38706
                          THIRD SCHEDULE

The licencees shall pay to the Secretary of Commerce a royalty on any petroleum produced under the licence and any subsequent mining permit granted in accordance with section 32 of the Crown
Minerals Act. The royalty shall be calculated as follows:

The numbering in this schedule follows the numbering in the Minerals Programme for Petroleum 1995.

7.1 In this licence/permit, unless the context otherwise requires:

     "permit" includes a licence issued under the Petroleum Act
     1937;
     "permit holder" includes a licencee under the Petroleum Act
     1937.

7.2 Terms used in these royalty provisions indicated in bold are defined in paragraph 7.52 or reference is given there to where the term is elsewhere defined. In calculating royalties, the permit holder shall be required to use accounting procedures which are in accordance with generally accepted accounting practice, except where otherwise indicated.

7.3 The permit holder shall be liable for the calculation and payment of royalties to the Crown in respect of all petroleum obtained under the permit, which is either sold or used in the production process as fuel or is otherwise exchanged or removed from the permit without sale, or remains unsold on the surrender, expiry or revocation of the permit, except as provided for in paragraph 7.4.

7.4  No royalty is payable in respect of:

(a) any petroleum that in the opinion of the Minister, has been unavoidably lost. This includes petroleum which is flared for safety reasons, or flared as part of an approved testing programme; and
(b) any petroleum which has been mined or otherwise recovered from its natural condition, but which has been returned to its natural reservoir within the area of the permit (for example, reinjected gas).

7.5 On all petroleum produced under this prospecting licence, the permit holder shall pay a 5 percent ad valorem royalty in respect of any period in which a royalty return must be provided, in accordance with paragraph 7.29. The ad valorem royalty is to be determined in accordance with paragraphs 7.7 and 7.10 to 7.19.

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7.6  On all petroleum produced under any subsequent mining permit awarded under section 32 of the Crown Minerals Act the permit holder shall calculate and pay the higher of either a 5 percent ad valorem royalty or a 20 percent accounting profits royalty in respect of any period for which a royalty return must be provided in accordance with paragraph 7.29, except where the exemption in paragraph 7.45 applies. In the event that abandonment costs are still to be incurred in respect of the permit, the permit holder shall be liable o pay the higher of a 5 percent ad valorem royalty or a 20 percent provisional accounting profits royalty, except where the exemption in paragraph 7.45 applies. The ad valorem royalty, the accounting profits royalty and the provisional accounting profits royalty are to be determined in accordance with the provisions of paragraphs 7.7 to 7.27.

AD VALOREM ROYALTY

7.7 The ad valorem royalty (AVR) shall be 5 percent of the net sales revenues from the permit calculated in accordance with the provisions in paragraphs 7.10 to 7.19.

ACCOUNTING PROFITS ROYALTY

7.8 The accounting profits royalty (APR) shall be 20 percent of accounting profits from the mining permit. For any period for which a royalty return must be provided, accounting profits are the excess of net sales revenues (determined in accordance with paragraphs 7.10 to 7.19) over the total of allowable APR deductions. Allowable APR deductions are:

Production Costs
Capital Costs (exploration costs, development costs, permit acquisition costs and feasibility study costs)
Indirect Costs
Abandonment Costs
Operating and Capital Overhead Allowance
Operating Losses and Capital Costs Carried Forward and
Abandonment Costs Carried Back

The total of allowable APR deductions for any period for which a royalty return must be provided is the sum of allowable APR deductions less any capital proceeds. For the purposes of calculating the allowable APR deductions, all costs are to be included as incurred. The allowable APR deductions and the total of allowable APR deductions are discussed further in paragraphs
7.20 to 7.24. In no case may non allowable costs be deducted in calculating accounting profits for accounting profits royalty purposes and, as provided in paragraph 7.25, no deduction or allowance shall be made more than once in respect of any amount expended.



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7.9  The provisional accounting profits royalty shall be 20 percent of provisional accounting profits from the mining permit. For any period for which a royalty return must be provided, provisional accounting profits are in excess of net sales revenues over the allowable APR deductions referred to in paragraph 7.8, other than abandonment costs carried back. When abandonment costs carried back are taken into account in accordance with paragraph 7.20(g), the resulting figures shall be the final accounting profits figures for such periods, upon which the final accounting profits royalty liability is calculated.

NET SALES REVENUES

7.10 Net sales revenues are the basis of calculating the ad valorem royalty of accounting profits royalty or provisional accounting profits royalty liability. For each period for which a royalty return must be provided, net sales revenues are the sum of total gross sales of petroleum (G), plus the value of petroleum not sold but on which royalty is payable (P), minus any allowable netbacks (or plus any net forwards)(N), as defined in paragraphs 7.11 to 7.19 below.

i.e., Net sales revenues=(G)+(P)-(N) [or (G)+(P)+(N)]

For the purposes of calculating net sales revenue, all revenues are to be included as realized (except where indicated otherwise).

7.11 Gross sales mean the total of all sales of petroleum from the permit during the period for which a royalty return must be provided, determined in accordance with generally accepted accounting practice (GAAP) and excluding goods and services tax
(GST), always provided that:

     i    where a take or pay contract or a forward sales
     contract applies then the sale of petroleum shall be included in gross sales at the date of delivery and the sales price will be that received under the default provisions of the take or pay contract or under the forward sales contract;
     ii   if any of the sales prices have been denominated in a
     foreign currency, the sales price to be used for calculating gross sales will be translated into New Zealand dollars at the sell rate obtained. In the event that sale proceeds are not immediately translated into New Zealand dollars, but are retained in a foreign currency, then the exchange rate to use will be the mid point between the buy and sell rates for the foreign currency on the date of sale, set by a major New Zealand registered bank. Foreign currency gains or losses are non allowable costs;

     iii if any gross sale amount has not been determined on a fully arm's length basis, for example, pursuant to a contract between related parties, then the said quantity shall be valued by the permit holder using an arm's length value, as approved by the Minister in accordance with paragraph 7.27; and
     iv   petroleum futures contracts used as hedging
     transactions are irrelevant in determining gross sales, and gains and losses arising therefrom are non allowable costs. Payments received in respect of the default provisions of take or pay contracts, which are not recompensed with delivery of petroleum products at a later date before the expiry of the permit are irrelevant in determining gross sales.

7.12 The value of petroleum used in the production process and not sold, but on which royalty is payable (refer paragraphs 7.3 and 7.4) shall be determined using an arm's length value, as approved by the Minister in accordance with paragraph 7.27. In determining an appropriate price, the Minister will take into consideration that petroleum used as a process fuel or otherwise exchanged or removed from the permit without sale, may have a lesser value to a similar product being marketed.

7.13 Netbacks (net forwards) means that portion of the sale price that represents the cost of transporting and/or sorting and/or processing the petroleum between the point of valuation (refer paragraphs 7.15 to 7.19) and the point of sale provided that:

     i    if any of the costs of transporting, storing or
     processing are not considered to have been charged on a fully arm's length basis, for example costs that have been determined pursuant to a contract between related parties, then the netbacks (net forwards) to be used shall be calculated by the permit holder using an arm's length value, as approved by the Minister in accordance with paragraph 7.27; and
     ii   the amount of net backs may not exceed gross sales.

7.14 If the point of sale for petroleum is downstream from the point of valuation, netbacks should be deducted from gross sales to arrive at net sales revenues. If the point of sale is upstream of the point of valuation, then net forwards incurred between the point of sale and the point of valuation should be added to gross sales to arrive at the net sales revenues.

POINT OF VALUATION

7.15 The point of valuation for calculating net sales revenue shall be defined by the Minister, in consultation with the permit holder, at the time of granting of a mining permit or in respect of a prospecting licence, by written notice given by the Minister to the permit holder within 30 working days, or such other time as shall be notified to the permit holder, after the time when production of petroleum under the permit commences. The Minister shall endeavour to provide that the point of valuation will generally be the same as, or very close to, the point of sale for each product stream and, therefore, netbacks or net forwards will not generally be allowed or will not be significant.

7.16 In the case of oil, the point of valuation will normally be expected to be defined at the point where both:

     i the associated bulk sediment and water content of the oil is less than one percent (or such higher levels as are acceptable to a purchaser); and
     ii   the oil is available for shipment to customers via a
     mainline pipeline, a marine tanker or appropriate truck or rail transport.

The point of valuation for oil will normally be expected to be defined as the outlet valve of a central storage facility, which is the final storage facility prior to the sale of oil.

7.17 In the case of natural gas, the point of valuation will normally be expected to be defined at the outlet valve from the production facilities or an associated processing plant.

7.18 In the case of natural gas liquids which are sold as products distinct from oil and natural gas, the point of valuation will normally be expected to be defined at the outlet valve of the processing facilities producing a readily saleable product.

7.19 When determining the point of valuation, the Minister has as the objective to obtain an ad valorem royalty take per unit of output for similar products that is broadly equitable between permit holders notwithstanding that permit holders may have different delivery and sales arrangements.

ALLOWABLE APR DEDUCTIONS

7.20 For any period for which a royalty return must be provided, accounting profits are the excess of net sales revenues over the total of allowable APR deductions. The allowable APR deductions are:

a    Production Costs
The eligible costs are described in definition (pp), paragraph
7.52.
b    Capital Costs
Development costs, exploration costs, feasibility study costs and permit acquisition costs are deductible from net sales revenues as capital costs.

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These are described in definitions (o), (p), (q) and (ll)
respectively, paragraph 7.52.

Development costs which are deductible from net sales revenues are those incurred by the permit holder to enable mining operations in respect of the mining permit, both before and subsequent to the date that the mining permit was granted and prior to the date the mining permit is relinquished.

Exploration costs which are deductible from net sales revenue are those incurred by the permit holder:
     i    In respect only of the area defined in the mining
     permit, subsequent to the date that the mining permit was
     granted; and
     ii   Within an area defined in the prospecting licence from
     which the mining permit was derived, subsequent to the date that the respective mining permit was granted. This includes exploration costs within any part of the prospecting licence, even if the area had been relinquished in accordance with section 6(3)(a) of the Petroleum Act 1937 (refer also paragraphs 7.23 and 7.24; and iii Within the area of any extensions of area to the mining permit, prior to their inclusion in the mining permit, provided that these were incurred under an exploration permit held by the permit holder immediately before the area's inclusion in the mining permit.

c    Indirect Costs
Those costs deductible from net sales revenue are defined in definition (x), paragraph 7.52.

d    Abandonment Costs
The eligible costs deductible from net sales revenues are defined in definition (a), paragraph 7.52. In most instances, abandonment costs are incurred when production under the permit has ended. These will be able to be deducted from the surplus of net sales revenues over other allowable APR deductions, once the actual abandonment costs have been incurred (also refer abandonment costs carried back below).

e    Operating and Capital Overhead Allowance
This is an allowance to reflect head office costs attributable to the mining permit. For any period for which a royalty return must be provided, the allowance is 2.5 percent (for onshore mining permits) or 1.5 percent (for offshore or part offshore mining permits) of the total production costs, capital costs and indirect costs claimed in the period for which royalty return must be provided. This allowance may not be claimed in respect of abandonment costs.

f    Operating Losses and Capital Costs Carried Forward
The excess of operating and capital expenses (being the sum of production costs, capital costs, indirect costs, abandonment costs, operating and capital overhead allowance) over net sales revenues in any period for which a royalty return must be provided, may be accumulated as operating losses and capital costs carried forward. Operating losses and capital costs carried forward may then be deducted in subsequent periods for which royalty returns must be provided where net sales revenues exceed operating and capital expenses. Operating losses and capital costs carried forward are taken forward to subsequent periods for which royalty returns must be provided until fully utilised or the mining permit is relinquished.

g    Abandonment Costs Carried Back and Recapture of capital
Expenditure Deductions
Abandonment costs that are incurred during the duration of the permit and are unable to be deducted against net sales revenue because they are incurred after production on the permit has significantly declined or has finished, should be included in the permit holder's final royalty return for the purpose of calculating the abandonment costs carried back. Abandonment costs carried back may be claimed as a deduction in respect of any period or periods for which provisional accounting profits royalties were paid.

In the royalty return in which such abandonment costs are entered, the permit holder will also provide a schedule setting out all equipment and other tangible assets which have been included in the previous royalty returns as capital costs. Such schedule will list:
     i    each such item of equipment and other tangible asset
     and its original cost; and
     ii   the means by which each has been or will be disposed
     of, whether by sale, transfer or scrapping; and
     iii  the actual or estimated proceeds from such
     dispositions; and
     iv   the reporting period in which the equipment or other
     tangible asset which has been sold or transferred had been accounted for as capital proceeds.

Except for equipment and other tangible assets previously accounted for as capital proceeds, abandonment costs carried back will be reduced by the proceeds of the sale of the equipment or other tangible assets, the cost of which was previously deducted, and/or insurance reimbursement resulting from loss or damage to such equipment and other tangible assets, not to exceed the equipment's or other tangible assets' original cost.

Except for equipment and other tangible assets previously accounted for as capital proceeds, if equipment or other tangible assets, either in total or in part, the cost of which was previously deducted, has been transferred to or in respect of another exploration or mining permit without being sold, a sale o such equipment or other tangible assets will be deemed to have occurred, with the proceeds of such sale being the arm's length sale value of the equipment or other tangible assets or part thereof.

In respect of equipment and tangible assets, the cost of which was previously deducted, for which disposition has not actually occurred, a sale of such equipment or other tangible assets will be deemed to have occurred with the proceeds of such sale being the arm's length sale value of the equipment or other tangible assets or part thereof.

For those periods to which abandonment costs are carried back, accounting profits will be redetermined in accordance with paragraph 7.8. The final royalties payable for those periods will be redetermined in accordance with paragraph 7.6.

7.21 The total of allowable APR deductions for any period for which a royalty return must be provided, as noted in paragraph 7.8, is the sum of allowable APR deductions as outlined in paragraph 7.20(a) to (g) above, less any capital proceeds. Capital proceeds result from the sale of equipment or other tangible assets, the cost of which was previously deducted, and/or insurance reimbursement resulting from loss or damages to such equipment or other tangible assets, not to exceed the related equipment's or other tangible assets' original cost. If equipment or other tangible assets, either in total or in part, the cost of which was previously deducted, is transferred to or in respect of another exploration or mining permit without being sold, a sale of said equipment or other tangible assets will be deemed to have taken place with the proceeds of the sale being the arm's length sale value of the equipment or other tangible assets or part thereof.

7.22 If any of the production costs, indirect costs, abandonment costs, exploration costs, development costs, permit acquisition costs, feasibility study costs or capital proceeds have not been determined pursuant to an arm's length contract, then the relevant costs to be used shall be calculated by the permit holder using an arm's length value approved by the Minister in accordance with paragraph 7.27.

CARRYING FORWARD OF EXPLORATION COSTS INCURRED PRIOR TO MINING

7.23 The permit holder shall ensure that any exploration costs to be claimed as a deduction as described in paragraph 7.20(b)(ii) are brought forward for accounting profits royalty assessment purposes in the first royalty return forwarded after the grant of the mining permit, or in the case of exploration costs described in paragraph 7.20(b)(iii), the first royalty return after the extension is approved.

7.24 With respect to exploration costs incurred by the permit holder in a prospecting licence or exploration permit preceding the mining permit, paragraphs 7.20(b)(ii) and 7.23 have been written on the general premise that the exploration costs that are incurred within a prospecting licence or exploration permit area will be attributable to a single mining permit, for deduction against accounting profits royalty liabilities. However, it is recognized that there may be cases in which the permit holder develops more than one mining permit from a prospecting licence or exploration permit area, on the basis of information gained during the term of the prospecting licence or exploration permit. In this case the Minister will accept requests, at the time of granting the first mining permit, for the allocation of the total exploration costs incurred within the prospecting licence or exploration permit area prior to the commencement of the first mining permit, between the first mining permit and any additional mining permits envisaged by the permit holder.

DEDUCTION ALLOWED ONLY ONCE

7.25 Notwith standing that an amount expended by a permit holder may fall under more than one category of deduction under these royalty provisions, no deduction or allowance shall be made more than once in respect of any amount expended.

ARM'S LENGTH VALUE

7.26 When a person is not, or having been, ceases to be, under the influence or control of another, he is said to be "at arm's length" with him. If such is not the situation, and there are contracts or transactions between the parties, then the contracts or transactions may be deemed to be not at arm's length. For example, contracts or transactions between related parties.

7.27 Where costs and prices used in determining petroleum royalties liabilities are not the result of arm's length transactions between the parties, the arm's length value of costs and prices used shall be such amount as is agreed between the permit holder and the Minister or, in the absence of such agreement within such time period as the Minister allows, shall be such amount as is determined by the Minister to be the value. The Minister, in determining the arm's length value, shall have regard, but is not limited to, any of the following as relevant:

the grade of the petroleum product;
the point of valuation;
the nature of the market for the petroleum being sold or transferred or the asset or service being purchased or acquired; the terms of relevant sales contracts or sales agreements and the quantities specified therein;
the state of the market at the time the prices in the contract or sales, purchase, employment, service etc agreements were set;
the provisions of the contracts or sales agreements relating to the variation or renegotiation of prices;
prices paid to producers of similar petroleum product elsewhere in arm's length transactions;
costs paid for similar assets or services elsewhere in arm's length transactions;
prices recommended by international associations of governments of countries producing the mineral commodity;
any provision in joint venture operating agreements which relate to transactions between related parties; and such other matters as the Minister thinks fit.

In determining arm's length value, the Minister may seek advice from experts but, in any event, the Minister's decision is final.

REPORTING PERIOD

7.28 The 12 month reporting period which is to be the basis for the calculation and payment of royalty liability by the permit holder shall be specified upon grant of any mining permit. The reporting period shall be determined by the Minister in consultation with the mining permit applicant prior to the grant of the permit. The reporting period shall be either the financial year of the permit holder or some other fiscal year approved by the Minister.

7.29 If exploration under this prospecting licence results in petroleum production on which royalty is payable (refer paragraphs 7.3 and 7.4), then the Minister may, after consultation with the permit holder, amend the conditions of the permit in accordance with section 36 of the Crown Minerals Act 1991, to specify a 12 monthly reporting period, with the initial period for which royalty return must be provided commencing on a specified date. As for mining permits, the reporting period shall be either the financial year of the permit holder or some other fiscal year approved by the Minister.

PERIOD FOR WHICH A ROYALTY RETURN MUST BE PROVIDED

7.30 The permit holder shall provide to the Secretary a royalty return for every period within the duration of the permit, between a date for the commencement of a period and the next following date for the expiry of a period.

7.31 Dates for the commencement of a period are:

(a) the date of commencement of the permit;
(b) the date of commencement of a reporting period; and
(c) the date following the date of transfer of the permit or of an ownership interest in the permit.

7.32 Dates for the expiry of a period are:

(a) the date of expiry of a reporting period;
(b) the date of transfer of the permit or an ownership interest in the permit; and
(c) the date of expiry, surrender or revocation of the permit.

7.33 In the case of a prospecting licence, the initial period for which a royalty return must be provided shall not commence before the initial reporting period commencement date specified in the permit (refer paragraph 7.29).

7.34 A royalty return shall be provided within 90 days of the end of the relevant period.

ROYALTY RETURN

7.35 The royalty return shall be in the form prescribed, from time to time, in the relevant regulations. In summary, the permit holder will be required where applicable to provide, on the royalty return, the following information:

(a) a calculation of gross sales and net sales revenue for the relevant period as determined in accordance with paragraphs 7.30 to 7.33;
(b) for the relevant period as determined in accordance with paragraphs 7.30 to 7.33 in total, details of:
Production Costs
Capital Costs
Indirect Costs
Abandonment Costs
Operation and Capital Overhead Allowance
Operating Losses and Capital Costs Carried Forward
Capital Proceeds
(c) a calculation of the provisional accounting profits for the relevant period as determined in accordance with paragraphs 7.30 to 7.33; and
(d) a calculation of ad valorem royalties and the provisional accounting profits royalty for the relevant period as determined in accordance with paragraphs 7.30 to 7.33.

There will be a special final royalty return form for taking into account abandonment costs carried back and calculating final accounting profits royalty liabilities.

7.36 Where the permit holder is a joint venture, partnership or otherwise made up of two or more parties, a royalty return may include separate statements from each of the parties detailing each party's share of:
Gross sales
Net sales revenue
Production costs

Capital costs
Indirect costs
Abandonment costs
Operating and Capital Overhead Allowance
Operation Losses and Capital Costs Carried Forward
Capital Proceeds and
The royalty liability

7.37 Every royalty return is required to be accompanied by a written statement from an auditor, or in the case of a royalty return which includes separate statements from each of the parties comprising a permit holder, a written statement from an auditor in respect of each party's statement. This shall be in the form prescribed in the relevant regulations. it is expected that the auditor making the written statement will be the auditor that the permit holder uses in the regular course of business. The audited statement shall be paid for by the permit holder or party.

7.38 The collection of royalties shall be administered by the Secretary. The Secretary shall review every royalty return and, if required, may request additional information or a detailed explanation of the basis of the royalty return from the permit holder who shall comply with such request within a reasonable time. The Secretary may also audit royalty returns or appoint someone else to do the audit. The Secretary shall pay for any such audit.

SALE OR TRANSFER OF ALL OR PART OF PERMIT INTEREST

7.39 Where a permit has been sold or transferred, or an ownership interests in a permit has been sold or transferred, any pro-rata balance of operating losses and capital costs carried forward which have not been deducted against net sales revenues, shall be carried forward and shall be available to the new permit holder to the same extent as if no transaction had taken place.

PAYMENT AND REFUND OF ROYALTIES

7.40 The permit holder shall pay the royalty due for any period for which a royalty return must be provided within 90 days of the end of the period. where the royalty return has been provided with separate statements from the parties to a permit (refer paragraph 7.36), the royalty due may be paid by such parties forwarding their share of the royalty due together with a copy of their statement.

7.41 Where the royalty due is the provisional accounting profits royalty, the royalty shall be provisional pending the calculation of total abandonment costs for the duration of the permit (refer paragraph 7.20(g)). Following the calculation of total abandonment costs, the final accounting profits royalty shall be determined. After the Secretary is satisfied as to the validity of the final royalty return, a one time refund, if any, to the permit holder shall be made. The permit holder filing the final royalty return may nominate the persons to whom any final refund of royalty shall be paid.

Interim Payments

7.42 If the net sales revenue for any quarter in a reporting period, or a lesser period for which a royalty return must be provided, are $250,000 or more, the permit holder shall make interim royalty payment to the Secretary, of 5 percent of the net sales revenue for the quarter or lesser period, within 30 calendar days after the end of the quarter or lesser period. Where the permit holder is a partnership, joint venture or otherwise made up of two or more parties, the interim payment due may b made by each of the parties paying an agreed share.

7.43 If the interim royalties paid in a period vary by more than 20 percent from the previous quarterly payment, the permit holder may be required to provide an explanation of the variance and, if required by the Minister, copies of underlying accounting/production records.

Final Payment

7.44 If, upon completion of a royalty return for a period, there is a balance of royalties payable net of interim payments made n respect of the period, the permit holder shall be required to pay the balance within 90 days after the end of the period. If upon completion of the royalty return, the total of interim payments exceeds the amount of the royalties due for the period, the overpayment of royalties shall be refunded or may, at the request of the permit holder, be applied against future liabilities.

SPECIAL PROVISION FOR SMALL PRODUCERS

7.45 Until such time as net sales revenue exceeds one million dollars within a reporting period for the permit, the permit holder shall only be required to calculate and pay the 5 percent ad valorem royalty for any period for which a royalty return must be provided and shall be exempt from the provisional accounting profits royalty or the accounting profits royalty.

7.46 Where a permit has initial net sales revenues below one million dollars within a reporting period (and thus the permit holder is exempt the provisional accounting profits royalty) but it is anticipated net sales revenue will exceed $1,000,000 in subsequent reporting periods, the permit holder shall retain comprehensive records of operating and capital expenses in order to claim allowable APR deductions against future accounting profits royalty liabilities.

7.47 [deleted]

BOOKS AND RECORDS

7.48 The permit holder shall, for the purposes of supporting the royalty return, keep for ten years or until the expiry of the permit, whichever occurs first, proper books of account and records maintained in accordance with accepted business practice. The permit holder shall provide detailed records and supporting information to explain any aspect of the royalty return upon the request of the Secretary.

FAILURE TO FILE A RETURN AND FAILURE TO PAY A ROYALTY

7.49 Every permit holder who fails to comply with a condition requiring the permit holder to file a royalty return or fails to pay royalties owed to the Crown commits an offence against [section 100(2) of the Crown Minerals Act 1991] or[section 47L of the petroleum Act 1937] and shall be liable on summary conviction to a fine not exceeding $10,000 and, if the offence is a continuing one, to a further fine not exceeding $1,000 for every day or part off a day during which the offence continues.

7.50 [deleted]

7.51 [deleted]

DEFINITIONS

7.52 Unless specifically defined, terms and references in these royalty provisions shall be interpreted in accordance with generally accepted usage in the International oil and Gas Industry and specifically with reference to the interpretations set out in Regulation SX 4-10 of the United States Securities and Exchange Commission entitled "Financial Reporting for Oil and Gas Producing Activities Pursuant to the federal Securities Laws and The Energy Policy and Conservation Act of 1975".

a    Abandonment Costs means for any mining permit, the
post-production costs of abandoning and restoring sites and dismantling or demolishing equipment or structures, used in mining operations in respect of the mining permit.

b    Abandonment Costs Carried Back has the meaning expressed in paragraph 7.20(g) of these royalty provisions.

c    Accounting profits has the meaning expressed in paragraph
7.8 of these royalty provisions.

d    Accounting Profits Royalty means a royalty in respect of
accounting profits resulting from petroleum producing activities determined in accordance with paragraphs 7.8 and 7.10 to 7.27.

e    Ad Valorem Royalty means a royalty in respect of net sales revenues resulting from petroleum producing activities determined in accordance with paragraphs 7.7 and 7.10 to 7.19.

f    Allowable APR Deductions has the meaning expressed in
paragraphs 77.8 and 7.20.

g    Arm's Length has the meaning expressed in paragraph 7.26.

h    Arm's Length Value means in respect of costs and prices,
those which a willing buyer and a willing seller who are not related parties would agree are fair in the circumstances. Paragraph 7.27 describes criteria that may be used to determine the arm's length value of costs and prices when this situation is not satisfied.

i    Auditor means:
     i    a member of the New Zealand Society of Accountants who
     holds a certificate of public practice; or
     ii   an officer of the Audit Department authorised in
     writing by the Controller and Auditor-General to be an auditor of a company for the purposes of section 199 of the Companies Act 1993; or iii a member, fellow, or associate of an association of accountants constituted outside of New Zealand which is for the time being approved for the purposes of section 199 of the Companies Act of 1993 by the Minister of Justice by notice in the Gazette.

j    Capital costs are development costs, exploration costs,
feasibility study costs and permit acquisition costs as outlined in paragraph 7.20(b).

k    Capital Proceeds has the meaning expressed in paragraph 7.21 of these royalty provisions.

l    Condensate means a liquid hydrocarbon of high API gravity
above 60 degrees (very light crude-oil composition) that condenses into a liquid upon production and surface conditions.

m    Date of Delivery means the actual date a petroleum product is transferred to the purchaser.

n    Date of Sale means the date on which a sale is deemed to
have occurred in accordance with GAAP. In respect of forward sales contracts and take or pay contracts, notwith standing the terms of such contracts, date of sale means the date of delivery of the petroleum to the purchaser.

o Development Costs means costs incurred to obtain access to petroleum and to provide facilities for extracting, treating, gathering and storing the petroleum up to the point of valuation.

More specifically, development costs include, but are not limited to costs incurred to:

     i    Gain access to and prepare well location sited for
     drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines and power lines, to the extent necessary in developing the resource;
     ii   drill and equip development wells, development type
     stratigraphic test wells and service wells, including the costs of platforms and of well equipment such as casting, tubing, pumping equipment ad the wellhead equipment;
     iii acquire, construct and install production facilities such as flow lines, separators, treaters, heaters, manifolds, measuring devices and production storage tanks, natural gas cycling and processing pants and central utility and waste disposal systems;
     iv   provide improved recovery systems;
     v    acquire through purchase or capitalisable lease
     equipment otherwise used in production; and
     vi   acquire, construct and install support facilities to
     service the development site and the personnel directly involved in development and production.

Development costs do not include indirect costs, exploration costs, abandonment costs, production costs and non-allowable costs.

p    exploration Costs are those costs incurred in identifying
areas that may warrant examination and in examining and appraising specific areas that are considered to have prospects of containing petroleum reserves including costs of drilling exploratory wells and exploratory type stratigraphic test wells. Principal types of exploration costs, which include capital and applicable operating costs of support facilities charges through day rates or other allocation mechanisms and other costs of exploration activities, are costs of topographical, geological and geophysical studies, rights of access to properties to conduct those studies and salaries and other expenses of geologists, geophysical crews and others conducting those studies. Collectively, these cost are sometimes referred to as Geological and Geophysical or G&G Costs. These

     i    costs may be incurred directly by the permit holder or
     on behalf of the permit holder pursuant to a contract, or in the form of a payment to a third party to purchase the results of G&G studies carried out by that third party;
     ii   costs of drilling and equipping exploratory and
     appraisal wells;

     iii  costs of seismic work undertaken outside the
     prospecting licence area to facilitate bridging to
pre-existing survey tie lines; and
     iv   costs associated with testing operations of any
     discovery made

Exploration costs do not include development costs, production costs, indirect costs, abandonment costs or non allowable costs.

q    Feasibility Study Costs means costs of studies leading to
the determination of technical feasibility and commercial viability of a prospecting licence or a mining permit. This may include market feasibility studies and market negotiations relating to initial petroleum sales contracts.

r    Forward Sales Contract means a contract to sell production from a permit producing petroleum at a specified price on a fixed future time.

s    Futures Contract means transactions undertaken for hedging purposes which involve the purchase and sale of contracts to supply petroleum on a recognized futures trading exchange.

t    GAAP means Generally Accepted Accounting Practice.

u    Generally Accepted Accounting Practice is as defined in the
Financial Reporting Act 1993.

v    Gross Sales has the meaning expressed in paragraph 7.11.

w    Head Office Costs means costs incurred outside of the mining permit operations which, while in some manner may benefit the mining permit, do not qualify as indirect costs and are therefore non allowable costs. An operating and capital overhead allowance is permitted in lieu of head office costs.

x    Indirect Costs means actual general and administrative costs incurred by the permit holder that are not capital costs, non allowable costs, production costs or abandonment costs, directly related to the petroleum producing activities carried out on or in respect to the mining permit. Such costs, while not directly relating to production form the mining permit, provide support services which are reasonable and necessary to effective and efficient production. Insurance costs are included in this definition. Marketing costs incurred up to the point of sale which are directly related to petroleum produced from the mining permit are also included in this definition. Indirect costs are those which would normally be allocated by the operator to joint venture parties in a conventional Joint Venture Operating Agreement such as, but no limited to, communications, travel, audit, legal, office expenses, insurance etc.

y    Insurance Costs means costs incurred by the permit holder in keeping normal business practices, which provide reasonable and prudent protection against the risk of loss of assets, equipment, personnel etc related to the prospecting licence and mining permit, and result from the payment of premiums to an insurance company. Insurance costs include reasonable and prudent co-insurance and deductible amounts.

z    Land Access Costs means either:
     i    payments made to land owners and/or occupiers to gain
     access to their land to conduct mining operations; or
     ii   costs of purchasing land to gain access to land to
     conduct mining operations, provided that the amount which can be claimed shall be the lesser of the actual land purchase price or twice the government valuation of the land.

aa   Natural Gas means all gaseous hydrocarbons produced from
wells including wet gas and residual gas remaining after the extraction of condensate and natural gas liquids from wet gas.

bb   Natural Gas Liquids means, for these royalty provisions, the liquid hydrocarbons other than condensate extracted from wet gas and sold as natural gas liquids, for example, LPG.

cc   Netbacks (Net forwards) has the meaning expressed in
paragraph 7.13. Netbacks or net forwards are amounts either incurred to third parties, or where the permit holder owns its own means of transportation, storage or processing are the arm's length cost to use those means between the point of sale and the point of valuation. In this respect, the capital costs of any owned transportation, storage or processing are therefore non allowable costs.

dd   Net Sales Revenue has the meaning expressed in, and is
determined in accordance with, paragraphs 7.10 to 7.19.

ee   Non Allowable Costs include the following categories:
     i    depreciation and amortization;
     ii   royalties payable to the Crown or any other party from
     the proceeds of production;
     iii  head office costs;
     iv   interest costs or cost of equity;
     v    income taxes and Goods and Services taxes;
     vi   costs incurred in purchasing title to an existing
     prospecting licence or exploration permit or mining permit or an ownership interest therein;
     vii  cash bonus bid payments;
     viii foreign exchange gains or losses;
     ix   the capital cost of owned transportation, storage and
     processing assets used by the permit holder between the point of valuation and the point of sale;

     x    donations; and
     xi   other costs not directly associated with the mining
     permit.

ff   offshore means any area of the sea out from the landward
boundary, as detailed in the "Coastal Marine Area" definition given in the Resource Management Act 1991. If there is any disagreement as to whether a project is onshore, then the Minister shall have the right of determination.

gg   Oil means all petroleum, including condensate, except
natural gas and natural gas liquids.

hh   Onshore means any petroleum project inland from the landward boundary, as detailed in the "Coastal Marine Area" definition given in the Resource Management Act 1991. If there is any disagreementas to whether a project is onshore, then the Minister shall have the right of determination.

ii   Operating and Capital Expenses means the sum of production costs, capital costs, indirect costs, abandonment costs and operating and capital overhead allowance (refer paragraph
7.20(f).

jj   Operating Losses and Capital Costs Carried Forward has the
meaning expressed in paragraph 7.20(f).

kk   Operating and Capital overhead Allowance is an allowance to reflect the head office costs attributable to the mining permit. For any period for which a royalty return must be provided, the allowance is 2.5 percent for onshore permits or 1.5 percent for offshore or part offshore and onshore mining permits of the total production costs, capital costs and indirect costs claimed in the particular period. The operating and capital overhead allowance may not be claimed in respect of abandonment costs (refer paragraph 7.20(e)).

ll   Permit Acquisition Costs means payments made to the Crown
and other governmental authorities by the permit holder to:
     i    obtain and maintain an exploration permit and/or mining
     permit, other than cash bonus bidding payments which are non allowable costs; and
     ii   to obtain and maintain associated resource consents,
     including costs associated with the preparation of any Environmental Impact Statement which may be required under the Resource Management Act 1991.

mm   Petroleum Producing Activities include:
     i    the search for petroleum in its natural state and
     original location; and
     ii   construction, drilling and production activities
     necessary to retrieve petroleum from its natural reservoirs and the acquisition, construction, installation and maintenance of field gathering and storage systems, including lifting the petroleum to the surface and gathering, treating, field processing (as in the case of processing gas to extract liquid hydrocarbons) and field storage. For the purposes of this definition, the petroleum producing activities shall normally be regarded as terminating at the point of valuation.

nn   Point of Sale means the point at which the sale of petroleum is deemed to have occurred in accordance with GAAP.

oo   Point of Valuation has the meaning expressed and is
determined in accordance with the provisions outlined in paragraphs 7.15 to 7.19.

pp   Production Costs means:
     i    costs incurred to operate and maintain wells and
     related equipment and facilities up to the point of valuation, including capital and applicable operating costs of support facilities, charged to production activities in the form of a day rate or similar allocation mechanism, and other costs incurred to maintain and operate those wells and related facilities. Examples of production costs are:
          Cost of labour to operate the wells and related equipment and facilities; labour costs may include remuneration elements such as wages and salaries and reasonable fringe benefits as provided for in employment contracts such as housing, education, health care and recreation;
          Repairs and maintenance;
          Materials, supplies and purchased fuel consumed and supplies used in operating wells and related equipment and facilities;
          Site maintenance costs during production;
          Costs for leasing or hiring of capital equipment.
     ii   some support equipment or facilities may serve
     petroleum producing activities on two or more mining permit and may also serve transportation, refining and marketing activities. To the extent that support equipment and facilities are used in respect of two or more mining permits and/or in more than one facet of petroleum producing activities, a reasonable allocation of related capital and applicable operating costs can be deducted as production costs. In no circumstances may the total of such allocated costs exceed the cost to be allocated.

Production costs do not include exploration costs, development costs, indirect costs, abandonment costs or non allowable costs.

qq   Provisional Accounting Profits Royalty has the meaning
expressed and is determined in accordance with the provisions outlined in paragraph 7.9.

rr   Related Parties referred to:
     i    entities that directly or through one or more
     intermediaries, exercise control, or are controlled by, or are under common control with the permit holder; and similarly the corresponding set of entities when the relationship is based on significant influence. (Included are holding companies, subsidiaries and associates and fellow subsidiaries and associates, joint ventures and other contractual arrangements);
     ii   individuals and their close family members or
     controlled trusts owning directly or indirectly an interest in the voting power of the permit holder that gives then significant influence over that entity. (Close members of the family of an individual are those that may be expected to influence or be influenced by that person in their dealing with an entity);
     iii key management personnel, that is those persons having authority and responsibility for planning, directing and controlling the activities of the permit holder including directors and officers of companies and close members of the families of such individuals; and
     iv   entities in which a substantial interest in the voting
     power is owned directly or indirectly by any person described in (ii) or (iii) over which such a person is able to exercise significant influence. This includes entities owned by directors or major shareholders of the permit holder and entities that have a member of key management in common with the permit holder.

ss   Reporting Period means the fiscal year defined in the permit as the reporting period for the permit (refer also to paragraphs
7.28 and 7.29).

tt   Royalty Return means a detailed statement of the permit
holder's petroleum producing activities in the form prescribed, from time to time, in regulations (refer paragraph 7.35).

uu   Take or Pay Contract means a contract between a producer and a purchaser whereby a purchaser agrees to take or pay for a minimum quantity of product per year whether or not the purchaser takes delivery of the product. Usually any product paid for but not taken in a particular period my be taken at some later time subject to limitations.

EXECUTION

Executed as a Deed.

EXECUTED by and on behalf of HER MAJESTY THE QUEEN in right of New Zealand by THE MINISTER OF ENERGY in the presence of:

/s/ Wayne Jennings            /s/ Maxwell Robert Bradford
Private Secretary
Parliament Buildings
Wellington

EXECUTED under the name and seal of FLETCHER CHALLENGE ENERGY
TARANAKI LIMITED

/s/ C.R. Sander

EXECUTED under the name and seal of SOUTHERN PETROLEUM (OHANGA)
LTD.

/s/ C. R. Sander

SIGNED for and on behalf of PETROLEUM RESOURCES LTD.

/s/ Roy Antony Radford
/s/ Gordon Alexander Ward

SIGNED for and on behalf of AUSTRALIA AND NEW ZEALAND PETROLEUM
LTD.

/s/ John Hopkins

SIGNED by MINORA ENERGY (NEW ZEALAND) LTD.

/s/ David J. Bennett